Securities Purchased in Underwritings Involving
      Transactions with Donaldson, Lufkin & Jenrette Securities Corporation
         Subject to Rule 10f-3 Under the Investment Company Act of 1940

      10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1999 THROUGH MAY 31, 1999

                     ALLIANCE GLOBAL STRATEGIC INCOME TRUST


                                                   Principal
                                                    Amount                % of               Principal
                                Principal          Purchased    Total     issue               Amount
                        Date     Amount               by      Principal Purchased  Purchased   Held
Security**  Cusips    Purchased Purchased   Price    Fund      Amount      By        From     5/31/99
                                                     Group     Issued   Group (1)
                                                                (000)

**KPNQWEST                                                                          Goldman
 BV        EC1403012  05/25/99  2,700,000  $99.261 2,700,000   340,000    0.79%       Sachs   2,700,000
7.125t%


* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

**   Indicates the purchase of an Eligible Rule 144A Security

   1)  Purchases by all Alliance Funds, including the Fund, may not exceed:

   a) if purchases in an offering other than Eligible Rule 144A Offering, 25% of the principle amount of the offering of such a class: or

   b) if purchased in an Eligible Rule 144A Offering, 25% of the total of (i) the principle amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.


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